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                    SUBLEASE AND TECHNICAL SUPPORT AGREEMENT
                    ----------------------------------------


         THIS SUBLEASE AND TECHNICAL SUPPORT AGREEMENT (the "Agreement"), executed this 6th day of December 2001, but effective as of October 1, 2001 (the "Effective Date") is by and between RAIT INVESTMENT TRUST, a Maryland real estate investment trust ("RAIT" or "Sublessee") and THE BANCORP.COM, INC., a Delaware corporation ("Bancorp" or "Sublessor").

                                   BACKGROUND

         A. Bancorp is "Tenant" and 1818 Market-VEF II, LLC is "Landlord" pursuant to a lease dated as of June 16, 2000 (the "Master Lease"), pursuant to which Master Lease, Bancorp has leased 14,839 Rentable Square Feet (as defined in the Master Lease) on the twenty-eighth floor (the "Leased Space") of the property located at 1818 Market Street, Philadelphia, Pennsylvania (the "Building"). A true and correct copy of the Master Lease is attached hereto as Exhibit "A".

         B. RAIT desires to lease approximately 6,678 square feet of the Leased Space from Bancorp subject to the terms and conditions hereof.

         C. Bancorp has the ability to provide to RAIT certain technical support services that RAIT desires to use subject to the terms and conditions hereof.

                                      TERMS

         Based upon the foregoing recitals, each of which has been acknowledged as true and correct by the parties hereto and made a part hereof, the parties, in consideration of the promises contained herein and intending to be legally bound hereby, agree as follows:

         1. SUBLEASE. Sublessor hereby agrees to lease to Sublessee, and Sublessee agrees to lease from Sublessor, a portion of the Leased Space located on the twenty-eighth floor of the Building consisting of approximately 6,678 square feet (the "Premises"), as so marked on attached Exhibit "B" hereto. Sublessee shall have the exclusive right to use that portion of Premises consisting of the offices as so marked on Exhibit "B" hereto. Sublessor shall also have the non-exclusive right to utilize copying, bathroom and other facilities with respect to the Leased Space, as so marked on Exhibit "B" hereto.

         2. RENT. Sublessee shall pay to Sublessor rent in an amount equal to forty-five percent (45%) of the Minimum Rent payable by Sublessor under the Master Lease in equal monthly installments on or before the tenth day of each calendar month in advance. Sublessee shall also pay to Sublessor, within ten
(10) days of written demand therefor, its Allocable Share (as defined later in this Section 2) of any additional costs, pass through, or other payments due from Sublessor under the Master Lease. As used in this Agreement, the term "Allocable Share" shall mean forty-five percent (45%), being the percentage produced by dividing the 6,678 square feet of the Premises by the 14,839 square feet of the Leased Space.

         3. TERM. The term of this Agreement shall commence on the Effective Date and shall continue until termination of the Master Lease, unless earlier




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terminated pursuant hereto. Sublessee may terminate this Agreement on not less than sixty (60) days' prior written notice to Sublessor of its intention to do so, but shall nonetheless be bound to pay rent through the actual date of termination. Sublessor may terminate this Agreement on not less than one hundred twenty (120) days' written notice to Sublessee.

         4. REIMBURSEMENT OF TENANT IMPROVEMENTS. Simultaneously with execution hereof, Sublessee will reimburse Sublessor the sum of $303,750, representing the Allocable Portion of tenant improvements paid for by Sublessor and relating to the Premises. Tenant also agrees to reimburse Sublessor for their allocated portion of the security system, furniture, electricity, office cleaning, heating and air conditioning, water, Use and Occupancy Tax, insurance and any other expense incurred on its behalf by Sublessor necessary to its operations.

         5. ADHERENCE TO MASTER LEASE TERMS. Sublessee hereby agrees that it will follow, adhere to and respect all terms of the Master Lease with respect to the Building and the Leased Space. Sublessee will not take any action, or fail to take any action, if such act or failure to act would result in a breach of the Master Lease.

         6. TELEPHONE EXPENSE. Sublessor has installed and operates a phone system that shall be used by Sublessee. Sublessee shall pay to Sublessor within ten (10) days of being billed therefor by Sublessor its actual "as used" phone expense.

         7. TECHNICAL SUPPORT. Sublessor shall provide to Sublessee technical support to include, but not be limited to, the following (collectively, the "Technical Support Services"):

            (a) Internet Conductivity with 2 meg smds line, security firewall, maintenance and upgrades to such internet systems;

            (b) an on site network specialist no less than once weekly;

            (c) all data and application support and upgrades including computer program licenses;

            (d) corporate email including delivery, maintenance and upgrades;

            (e) network storage space on local server and shared space for organization;

            (f) phone support including range of numbers, maintenance, troubleshooting and upgrades; and

            (g) full customer support.

         Sublessee shall pay to Sublessor, as consideration for its provision of the Technical Support Services, a fee of $5,000 per month on or before the first day of each calendar month in advance.

         8. CONFIDENTIALITY. In the course of occupying space that will have shared access and certain common facilities, employees and agents of Sublessor and Sublessee may be exposed to each other's proprietary and confidential documents and information. Each of Sublessor and Sublessee hereby agrees that it will hold all such information in strict confidence and will not divulge any information about the other.




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         9. LATE PAYMENTS. All late payments made after the tenth of the month and any reimbursements made more than ten days after demand therefor has been made by Sublessor will be subject to interest at the prime rate plus 2%. Sublessee will pay attorneys' fees and any other costs of collection related to delinquencies not cured within (30) days.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement, or caused this Agreement to be executed by their duly authorized officers the day and year first above stated.



                                      RAIT INVESTMENT TRUST
                                      A Maryland real estate investment trust


                                      By:  /s/ Ellen Distefano
                                           -------------------------------------
                                           Ellen Distefano, Vice President & CFO



                                      THE BANCORP.COM, INC.,
                                      A Delaware corporation



                                      By:  /s/ Martin Egan
                                           -------------------------------------
                                           Martin Egan, CFO